Exhibit 107.1

Form S-8
(Form Type)
ACADEMY SPORTS AND OUTDOORS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, to be issued under the Academy Sports and Outdoors, Inc. Amended and Restated 2020 Omnibus Incentive Plan (the “Plan”)	Other(2)	2,600,000	$49.73(2)	$129,298,000(2)	$110.20 per $1,000,000	$14,248.64
Total Offering Amounts					$129,298,000		$14,248.64
Total Fee Offsets							$0.00
Net Fee Due							$14,248.64

(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of Common Stock, par value of $0.01 per share (“Common Stock”) of Academy Sports and Outdoors, Inc. (the “Company”) in respect of the securities identified in the above table that may become issuable through the Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)
Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of common stock of the Company on The Nasdaq Capital Market on August 24, 2023, within five business days prior to filing.